Exhibit 99.1

The First Bancorp Declares Fourth Quarter Dividend
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 32 cents per share. This fourth quarter dividend is payable January 21, 2022 to shareholders of record as of January 10, 2022. Based on the December 29, 2021 closing price of $31.70 per share, the annualized dividend of $1.28 per share translates to a yield of 4.04%.
"The First Bancorp has performed very well in 2021 with record earnings being reported through the first nine months of the year", remarked President & Chief Executive Officer, Tony C. McKim. "I'm pleased that the Company's Board of Directors continues to share this success with our shareholders in the form of a generous cash dividend."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with seventeen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. An eighteenth office is expected to open in Brewer, Maine in early 2022. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Dividends
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com